UNITED STATES

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VERIZON COMMUNICATIONS INC.

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Marc C. Reed EVP & Chief Administrative Officer	1095 Avenue of Americas Floor 8 New York, NY 10036

April 10, 2019

Dear Investor,

I am writing to ask you to support Verizon’s executive compensation program by voting in favor of the “say-on-pay” resolution (Item 3) at this year’s annual meeting of shareholders. In particular, I would like to take this opportunity to respond to concerns raised by the International Brotherhood of Teamsters about certain 2018 compensation decisions.

ROE Metric for CEO Promotion Grant. With respect to the special one-time performance based stock unit (PSU) award the Board granted to Mr. Vestberg upon his promotion to CEO, the Teamsters take issue with both the use of ROE as the performance metric for the grant and the rigor of the targets.

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The Board chose an ROE measure for Mr. Vestberg’s award because it is a strong indicator of the extent to which the Company is able to generate profit with the money our shareholders have invested in the Company and provides a significant link to shareholder value creation. ROE is not used as a performance measure for the annual grants under either the Short-Term or Long-Term Plan, which the Board views as important to a balanced pay for performance structure and to mitigate risk.

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The targets for Mr. Vestberg’s PSU award were established by the Board based on Verizon’s business plan and expectations over the 5-year performance period at the time the award was granted. The performance targets were established at a level such that the Board believed that achieving target vesting (the vesting of 100% of the PSUs) would be challenging, but attainable.

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In the letter, the Teamsters compare the targets under Mr. Vestberg’s award to financial metrics derived from periods prior to the grant and to targets of another executive’s grant made at a different time and over a shorter performance period. We do not believe that either comparison is instructive to investors for purposes of understanding our compensation plan, since the relevant consideration is Verizon’s projections of future ROE at the time the Board made its decision. As described above, based on those projections, the targets for Mr. Vestberg’s award are expected to be challenging to achieve.

Certain Payments to Mr. McAdam and Mr. Stratton. The Teamsters claim that Mr. McAdam should not have been eligible for his 2018 annual long-term incentive (LTI) award because several months later the Company announced that he would be stepping down from the role of CEO in August.

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This annual grant was made before the succession plan was finalized, and Mr. McAdam worked as a senior executive of the company throughout the entire year of the grant. As disclosed in Verizon’s public filings, Mr. McAdam retained responsibility for the Company’s corporate functions and media business after Mr. Vestberg became CEO.

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The features of our LTI plan that provide for retirement eligible executives to retain their outstanding equity awards upon retirement that the Teamsters take issue with have been features of our LTI plan and disclosed in our proxy statements for more than 10 years.

The Teamsters claim that the Human Resources Committee of the Board inappropriately determined that Mr. Stratton’s retirement was a “qualifying separation” for the purposes of severance.

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As the Company disclosed in a Current Report on Form 8-K, Mr. Stratton was relieved of his duties as EVP and President – Global Operations immediately following the Company’s announcement on June 7, 2018 that Mr. Vestberg had been selected as Verizon’s next CEO. Mr. Stratton remained in a strategic advisory role until he left the Company at the end of the year. Under the Company’s severance plan, when, as in this case, an executive who has attained retirement eligibility is involuntarily terminated without cause, the Board will deem his or her retirement from the Company a “qualifying separation.” As a result, as disclosed in the Company’s proxy statement, the Board determined that Mr. Stratton’s retirement from the Company was a “qualifying separation” under the Company’s severance plan.

Diversity and Sustainability Short-Term Incentive (STI) Plan Targets. The Teamsters contend that the Committee should have exercised negative discretion to reduce the STI payout to take into account allegations made against a third-party supplier of Verizon because 5% of the award is tied to diversity and sustainability goals. The allegations that the Teamsters reference in their letter are allegations that the Teamsters have jointly made along with employees of the third party supplier as part of the Teamsters’ efforts to organize those employees.

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As disclosed in the proxy statement, the diversity and sustainability targets for the STI award are pre-established quantitative targets intended to incentivize a diverse workforce, use of minority- and female-owned suppliers and achievement of environmental goals. For 2018, the Company exceeded each of these targets and the Committee had no basis to reduce the award based solely on allegations raised in the press by employees of one of the Company’s suppliers and the Teamsters.

You have strongly supported Verizon’s executive compensation program since our first annual advisory vote in 2009. The program did not fundamentally change in 2018. Our Board believes that the executive compensation program deserves your support again this year.

Sincerely,

Marc C. Reed